Exhibit 23.2

Consent of Independent Auditors

We consent to the references to our firm under the caption "Experts" and to the use of our report dated May 19, 2001, (except Note 9, as to which the date is August 10, 2001) with respect to the consolidated financial statements of Mandara Spa LLC, in the Registration Statement and related Prospectus of Steiner Leisure Limited dated January ____, 2002.

/s/Ernst & Young LLP

Tamuning, Guam

January 7, 2002